Exhibit 99.6
                                                                   ------------


FOR IMMEDIATE RELEASE

CONTACT:     Eric Lundberg, Vice President and Chief Financial Officer, ALM
             Phone:  (212) 545-5978 E-mail: elundberg@amlaw.com

               AMERICAN LAWYER MEDIA, INC. ANNOUNCES TENDER OFFER
                  FOR ANY AND ALL 9 3/4% SENIOR NOTES DUE 2007

NEW YORK (January 31, 2005) - American Lawyer Media, Inc., a leading media company focused on the practice and business of law, today announced that it has commenced a cash tender offer to purchase any and all of its $175 million aggregate principal amount outstanding 9 3/4% Senior Notes Due 2007 (the "Notes").

The tender offer will expire at 5:00 p.m., New York City time, on March 1, 2005, unless extended or terminated earlier by the Company. Holders of the Notes have limited withdrawal rights, as described in the offering materials.

The Company expects to finance the tender offer with a fully-committed financing provided by Credit Suisse First Boston, UBS Loan Finance LLC, UBS Securities LLC and General Electric Capital Corporation, for an aggregate amount of approximately $344.5 million. The consummation of the tender offer will occur concurrently with the execution of the new credit facilities with Credit Suisse First Boston, UBS Loan Finance LLC, UBS Securities LLC, General Electric Capital Corporation and a syndicate of other lenders.

As part of the tender offer, the Company is soliciting consents from the holders of the Notes for certain proposed amendments which would eliminate substantially all of the restrictive covenants contained in the indenture governing the Notes and release the guarantees of the Company's obligations under the indenture.

Consummation of the tender offer and consent solicitation is subject to various conditions, including but not limited to, the Company's entering into the new credit facilities; the retirement by American Lawyer Media Holdings, Inc., the Company's sole stockholder, of its 12 1/4% Discount Notes; the issuance of new American Lawyer Media Holdings, Inc. notes; and the Company's obtaining the required consents in the consent solicitation. Consummation of the new credit facilities is also subject to negotiation and execution of definitive documents and various customary conditions. There can be no assurance that any of these conditions will be satisfied.

The Company currently intends to redeem any Notes that remain outstanding following the consummation of the tender offer. If called for redemption, the Notes will be called at the redemption prices set forth in the indenture. This press release does not constitute a call for redemption.

Details of The Tender Offer

The cash consideration for the Notes tendered and accepted for payment under the tender offer will be $1,018.75 per $1,000 principal amount of the Notes, which includes a consent payment of $20.00 per $1,000 principal amount of the Notes, plus accrued and unpaid interest, if any, from the last interest payment date up to, but not including, the payment date. The total cash consideration, inclusive of the consent payment, equals the redemption price of the Notes, plus 0.25%. Only those Note holders who validly tender, and do not withdraw, their Notes, at or prior to, 5:00 p.m., New York City time, on February 11, 2005 will receive the consent payment.

The detailed terms and conditions of the tender offer and consent solicitation are contained in the Offer to Purchase and Consent Solicitation Statement dated January 31, 2005 relating to the Notes.

Credit Suisse First Boston LLC and UBS Securities LLC are acting as exclusive dealer managers and MacKenzie Partners, Inc. is acting as information agent in connection with the tender offer and consent solicitation. Copies of the Offer to Purchase, the Letter of Transmittal and the other related documents may be obtained by contacting MacKenzie Partners at 800-322-2885 or 212-929-5500 (call collect). Questions regarding the tender offer may be directed to Credit Suisse First Boston LLC at 800-820-1653 and 212-538-0652 (call collect) or UBS Securities LLC at 888-722-9555 x4210 and 203-719-4210 (call collect).

None of the Company, the dealer managers, the solicitation agents, the information agent, the depository or any of the their respective affiliates make any recommendation as to whether or not holders should tender Notes and deliver consents in response to the tender offer and consent solicitation. Each holder must make his, her or its own decision as to whether to tender Notes and deliver consents and, if so, as to how many Notes to tender and consents to deliver.

The proposed issuance of new American Lawyer Media Holdings, Inc. notes will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any securities, nor shall there be any sale of securities mentioned in this press release in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About ALM
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Headquartered in New York City, ALM is a leading integrated media company, focused on the legal and business communities. ALM currently owns and publishes 35 national and regional legal magazines and newspapers, including The American Lawyer(R), Corporate Counsel(R) and The National Law Journal(R). ALM's Law.com(R) is the Web's leading legal news and information network. ALM's other businesses include book and newsletter publishing, court verdict and settlement reporting, production of legal trade shows, conferences and educational seminars, market research and distribution of content related to the legal industry. ALM was formed by U.S. Equity Partners, L.P., a private equity fund sponsored by Wasserstein & Co., LP. More information on ALM's businesses and services is available on the Web at www.alm.com.

                                     # # #

Forward-Looking Statements

Statements in this press release which are not historical facts, including statements about the Company's plans, strategies, beliefs and expectations, are forward-looking and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date they are made, and, except for the Company's ongoing obligations under U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Such forward-looking statements include, without limitation, the Company's expectations and estimates about future events and the Company's estimates regarding consummation of the refinancing transactions, including the tender offer and consent solicitation, entering into the new credit facilities and the amount and timing thereof. Actual results may differ materially from such forward-looking statements for a number of reasons, including those set forth in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC (which may be viewed on the SEC's website at http://www.sec.gov or on the Company's website at http://www.alm.com), as well as reasons including difficulties, delays, unexpected costs, the inability of the Company to consummate the refinancing transactions, including completing the tender offer and consent solicitation, entering into the new credit facilities, or changes in the amount or timing thereof. Factors other than those listed above could also cause the Company's results to differ materially from expected results.